Exhibit 99.1

PRESS CONTACT:
John F. McCarthy, III
Chairman
(202) 872-7781


FOR IMMEDIATE RELEASE

                       GOLFROUNDS.COM, INC. BOARD RESIGNS,
                               NEW BOARD APPOINTED

GolfRounds.com, Inc. (OTC-TEEE), which owns and operates the Internet websites golfrounds.com and skiingusa.com, announced today that, effective February 3, 2000, Paul O. Koether, John W. Galuchie, Jr. and Thomas K. Van Herwarde resigned from the board of directors of GolfRounds and Robert H. Donehew, Larry Grossman and John F. McCarthy, III, took office as the new directors of GolfRounds. Mr. Van Herwarde remains President of GolfRounds. The resignations of Messrs. Koether, Galuchie and Van Herwarde from the board and the appointment of Messrs. Donehew, Grossman and McCarthy to the board occurred in connection with the sale by Messrs. Koether, Galuchie, Van Herwarde and other persons and entities of an aggregate of 500,000 shares of GolfRounds' common stock owned by them to several purchasers. The sale of stock by Messrs. Koether, Galuchie, Van Herwarde and other persons and entities was consummated on January 21, 2000.

Mr. Koether and certain entities he controls also gave a designee of the purchasers irrevocable proxies to vote an additional 449,690 shares that he or the entities own.

The statements in this press release that relate to future plans, events or performance are forward- looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for products and services and other risks identified in the Company's SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. GolfRounds.com, Inc. undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.